News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact: Jerry Davis (media) 215-977-6298 Colin Oerton (investors) 866-248-4344	For release: 4:30 p.m. January 24, 2006
No. 3
SUNOCO LOGISTICS PARTNERS L.P. REPORTS FOURTH QUARTER AND YEAR-END
RESULTS AND DECLARES INCREASED FOURTH QUARTER DISTRIBUTION
     PHILADELPHIA, January 24, 2006 — Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the fourth quarter ended December 31, 2005 of $15.0 million, or $0.56 per limited partner unit on a diluted basis, compared to $14.7 million for the fourth quarter of 2004, or $0.57 per limited partner unit on a diluted basis. Higher pipeline volumes in the Western pipeline system, including volumes from a Texas crude oil pipeline system acquired in August 2005, and higher terminal revenues were partially offset by lower lease acquisition results and a reduction in net income of approximately $5.7 million related to unusual events. The $5.7 million consists of $3.0 million related to the impact of Hurricane Rita on the Nederland Terminal and the Western Pipeline System, higher insurance costs related to a $1.3 million special assessment by one of the Partnership’s insurers as a result of Hurricane Rita, and $1.4 million of costs related to relocation of the Western area headquarters from Tulsa to Houston, which will be completed in the first quarter of 2006.
     For the twelve months ended December 31, 2005, net income was $63.2 million, a 10.7 percent increase over the $57.0 million of net income for the twelve months ended December 31, 2004. The increase was due principally to higher pipeline volumes in the Western pipeline system, and higher refined product terminal volumes due in part to a full year’s results in 2005 from the Partnership’s 2004 acquisitions, partially offset by lower lease acquisition results and a $9.8 million reduction in net income due to unusual events. The $9.8 million consists of $5.3 million from the impact of Hurricane Rita, higher insurance costs related to $2.5 million in special assessments by one of the Partnership’s insurers as a result of Hurricanes Rita and Katrina, and $2.0 million of Western area headquarters relocation costs.
     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared an increased cash distribution for the fourth quarter 2005 of $0.7125 per common and subordinated partnership unit ($2.85 annualized) payable February 14, 2006 to unitholders of record on February 8, 2006, an increase of $0.0375 per partnership unit over the preceding quarter ($0.15 annualized increase).
     “During the quarter, construction was completed on the new pipeline connecting the recently acquired Corsicana to Wichita Falls pipeline to the West Texas Gulf pipeline”, said Deborah M. Fretz, President and Chief Executive Officer. “This is our largest project to date and it will provide additional strength to our crude oil investment platform which originates at the Nederland, Texas terminal. The project caps a year characterized by strong operations and unusual events — hurricanes and an office relocation.”
     “Key factors in looking forward are the strong ratable cash flows of the operations combined with the growth provided by organic growth projects and acquisitions. Two recently announced acquisitions – an interest in the Mesa Pipe Line system purchased in December 2005 and the Millennium and Kilgore pipeline systems located in Texas, expected to close early in the second quarter 2006 — will further enhance our crude oil investment platform. The 2006 — 2007 organic growth program of $99 million invested in various expansion projects is expected to generate an additional $28 million of pre-financing cash flows by the end of 2007. We are excited about the growth opportunities we see for the business.”
     The $28 million of pre-financing cash flows associated with the Partnership’s organic growth projects consist of $37 million of revenues less $9 million in direct operating costs. These costs do not include indirect costs or the costs of debt or equity financing.
Segmented Fourth Quarter Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System decreased to $7.8 million for the fourth quarter 2005 from $9.6 million for the fourth quarter 2004. This decrease was primarily due to a $1.7 million increase in operating expenses and a $0.4 million decrease in total revenues. Total revenues decreased $0.4 million due to a decline in total shipments, partially offset by an increase in revenue per barrel mile. Operating expenses increased from $11.1 million in the fourth quarter 2004 to $12.8 million for the fourth quarter 2005 due mainly to increased pipeline maintenance activity. The Partnership has completed most of the initial repairs required under the extensive pipeline integrity management program it implemented in 2002 as a result of Department of Transportation requirements, and therefore expects its repair costs associated with pipeline maintenance to decrease beginning in 2006.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $9.0 million for the fourth quarter 2005, an increase of $0.9 million from $8.1 million for the prior year’s fourth quarter. Operating income increased due to a $1.8 million increase in revenues, partially offset by a $0.9 million increase in selling, general and administrative expenses. Revenues increased by $1.8 million due principally to higher revenues at the Nederland Terminal despite the adverse impact of Hurricane Rita, as well as higher volumes at the Partnership’s refined product and refinery terminals. Selling, general and administrative expenses increased by $0.9 million as compared to the prior year’s fourth quarter period, to $4.2 million for the fourth quarter 2005 due mainly to the allocation of a portion of the special insurance assessment described above.
Western Pipeline System
     Operating income for the Western Pipeline System increased $0.5 million to $2.7 million for the fourth quarter 2005 from $2.2 million for the fourth quarter 2004. The increase was primarily the result of higher pipeline volumes, including the results from the August 2005 Texas crude oil pipeline system acquisition, and higher throughput on the Nederland to Longview, Texas pipeline, partially offset by lower lease acquisition results. Total revenues and cost of products sold and operating expenses increased in the fourth quarter 2005 compared with the prior year’s quarter due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $60.04 per barrel for the fourth quarter 2005 from $48.27 per barrel for the fourth quarter 2004. Depreciation and amortization increased by $1.5 million due principally to the August 2005 Texas crude oil pipeline acquisition. Selling, general and administrative expenses increased $1.6 million due to $1.4 million of costs related to the Western area headquarters’ relocation from Tulsa to Houston and the allocation of a portion of the special insurance assessment described above. Management anticipates incurring an additional $3.0 million in expenses related to the relocation in the first quarter of 2006.
Segmented Twelve Month Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System decreased to $32.3 million for the twelve months ended December 31, 2005 from $34.3 million for the prior year. Total revenues decreased to $108.4 million for the year ended December 31, 2005 from $109.1 million for the prior year due mainly to lower shipments on the Marysville to Toledo crude oil pipeline caused by production issues at two third-party Canadian synthetic crude oil plants during the first three quarters of 2005, partially offset by a full year’s results in 2005 from the acquisition of an additional one-third interest in the Harbor pipeline in June 2004. Operating expenses increased from $45.8 million in 2004, to $47.0 million for 2005 due mainly to higher pipeline maintenance activity. As discussed above, the Partnership expects its repair costs associated with pipeline maintenance to decrease beginning in 2006. Selling, general and administrative expenses increased due mainly to the allocation of a portion of the special insurance assessments described above.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $35.8 million for the twelve months ended December 31, 2005, an increase of $3.0 million from $32.8 million for the prior year’s corresponding period. Total revenues increased $7.8 million from the prior year to $113.8 million for 2005 due to a full year’s results in 2005 from the acquisitions of the Eagle Point terminal assets located in Westville, New Jersey in March 2004, two refined product terminals located in Baltimore, Maryland and Manassas, Virginia in April 2004 and the Columbus, Ohio refined products terminal in November 2004, as well as higher revenues at the Nederland Terminal despite the adverse impact of Hurricane Rita. Operating expenses increased $3.6 million from the prior year to $48.6 million for 2005 due mainly to the acquired assets and costs associated with Hurricane Rita. Selling, general and administrative expenses increased from $13.1 million in 2004 to $14.4 million in 2005 due mainly to the allocation of a portion of the special insurance assessments described above.
Western Pipeline System
     Operating income for the Western Pipeline System increased $4.9 million to $15.2 million for the twelve months ended December 31, 2005 from $10.3 million for the corresponding prior year period. The increase was primarily the result of higher crude oil pipeline volumes, partially offset by costs related to the Western area headquarters’ relocation from Tulsa to Houston and Hurricane Rita, and lower lease acquisition results. The increase in pipeline volumes was a result of the Texas crude oil pipeline acquisition, and higher volumes on the Nederland to Longview, Texas pipeline. Total revenues and cost of products sold and operating expenses increased in 2005 compared with the prior year due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing,

Oklahoma, increased to an average price of $56.61 per barrel for 2005 from $41.43 per barrel for 2004. Depreciation and amortization increased by $2.5 million due principally to the August 2005 Texas crude oil pipeline acquisition. Selling, general and administrative expenses increased due to the allocation of a portion of the special insurance assessments described above and $2.0 million of costs related to the Western area headquarters’ relocation from Tulsa to Houston.
Other Analysis
Financing Costs
     Net interest expense was relatively unchanged for the twelve months ended December 31, 2005, compared to the prior year’s period. Increased borrowings under the Partnership’s Credit Facility and higher interest rates on the revolving credit facility were offset by capitalized interest. Total debt outstanding at December 31, 2005 of $355.6 million consists of $249.0 million of the Senior Notes and $106.6 million of borrowings under the Partnership’s credit facility. The Partnership increased the borrowings under its credit facility by $23.6 million during the fourth quarter 2005 to fund construction of a 20-mile Texas crude oil pipeline and the purchase of an interest in the Mesa Pipe Line System.
Capital Expenditures
     Maintenance capital expenditures increased $0.4 million to $31.2 million for the twelve months ended December 31, 2005 compared to the prior year due primarily to higher pipeline integrity management maintenance activity in 2005. Also included in maintenance capital expenditures in 2005 is $2.7 million associated with the Western area headquarters move from Tulsa to Houston. Management anticipates maintenance capital expenditures to be approximately $27 million, including approximately $2 million associated with the Western area headquarters move, for the year ended December 31, 2006.
     Expansion capital expenditures in the fourth quarter of 2005 include construction of a new 20-mile pipeline to connect the Texas crude oil pipeline acquired in August 2005 to the West Texas Gulf Pipe Line, construction at Nederland of two new crude oil storage tanks with total capacity of approximately 1.1 million barrels, installation of ethanol blending facilities at a number of refined product terminals, and the acquisition of an interest in the Mesa Pipe Line system, acquired in December 2005. Expansion capital expenditures in the twelve months ended December 31, 2005 also include the acquisition of the Texas crude oil pipeline system and storage facilities. Expansion capital expenditures for the twelve months ended December 31, 2004 consist of the acquisitions of the Eagle Point terminal assets in Westville, New Jersey, three refined product terminals in Baltimore, Maryland; Manassas, Virginia; and Columbus, Ohio, and an additional one-third interest in the Harbor pipeline system.
Reimbursements Under Agreements with Sunoco
     Under agreements with Sunoco, the Partnership received reimbursement of $8.0 million and $7.0 million for the twelve months ended December 31, 2005 and 2004, respectively, for certain maintenance capital expenditures and operating expenses incurred during the respective periods. The reimbursements of these amounts were recorded by the Partnership as capital contributions.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Income Statement
Sales and other operating revenue	$1,143,671	$1,031,795	$4,482,612	$3,451,285
Other income	2,541	2,883	14,295	13,932

Total Revenues	1,146,212	1,034,678	4,496,907	3,465,217

Cost of products sold and operating expenses	1,102,645	994,308	4,326,713	3,307,480
Depreciation and amortization	9,438	8,354	33,838	31,933
Selling, general and administrative expenses	14,619	12,156	53,048	48,449

Total costs and expenses	1,126,702	1,014,818	4,413,599	3,387,862

Operating income	19,510	19,860	83,308	77,355
Net interest expense	4,523	5,194	20,162	20,324

Net Income	$14,987	$14,666	$63,146	$57,031

Calculation of Limited Partners’ interest:
Net Income	$14,987	$14,666	$63,146	$57,031
Less: General Partner’s interest	(539)	(884)	(3,270)	(2,828)

Limited Partners’ interest in Net Income	$14,448	$13,782	$59,876	$54,203

Net Income per Limited Partner unit
Basic	$0.56	$0.57	$2.42	$2.29

Diluted	$0.56	$0.57	$2.40	$2.27

Weighted average Limited Partners’ units outstanding:
Basic	25,769,043	23,988,734	24,783,852	23,666,211

Diluted	25,932,936	24,267,505	24,953,713	23,907,151

Capital Expenditure Data:
Maintenance capital expenditures	$12,570	$14,249	$31,194	$30,829
Expansion capital expenditures	35,333	15,967	151,313	64,754

Total	$47,903	$30,216	$182,507	$95,583

	December 31,	December 31,
	2005	2004
Balance Sheet Data (at period end):
Cash and cash equivalents	$21,645	$52,660
Total debt	355,573	313,305
Total Partners’ capital	524,848	460,594

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Eastern Pipeline System:
Sales and other operating revenue	$25,367	$25,951	$96,666	$97,439
Other income	2,277	2,110	11,773	11,701

Total Revenues	27,644	28,061	108,439	109,140

Operating expenses	12,760	11,095	47,046	45,769
Depreciation and amortization	2,687	2,882	10,509	11,005
Selling, general and administrative expenses	4,418	4,493	18,560	18,077

Operating Income	$7,779	$9,591	$32,324	$34,289

Terminal Facilities:
Total Revenues	$29,548	$27,776	$113,844	$105,968

Operating expenses	12,574	12,417	48,571	45,011
Depreciation and amortization	3,780	4,008	15,054	15,115
Selling, general and administrative expenses	4,196	3,272	14,429	13,036

Operating Income	$8,998	$8,079	$35,790	$32,806

Western Pipeline System:
Sales and other operating revenue	$1,088,758	$978,071	$4,272,181	$3,247,894
Other income	262	770	2,443	2,215

Total Revenues	1,089,020	978,841	4,274,624	3,250,109

Cost of products sold and operating expenses	1,077,311	970,796	4,231,096	3,216,700
Depreciation and amortization	2,971	1,464	8,275	5,813
Selling, general and administrative expenses	6,005	4,391	20,059	17,336

Operating Income	$2,733	$2,190	$15,194	$10,260

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	60,115,379	63,185,669	56,906,896	59,173,047
Revenue per barrel mile (cents)	0.459	0.446	0.469	0.450

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals	400,252	388,761	389,523	340,675
Nederland terminal	466,402	473,043	457,655	487,828
Refinery terminals (3)	721,054	691,076	702,249	685,384

Western Pipeline System: (1) (4)
Crude oil pipeline throughput (bpd)	416,097	299,612	356,129	298,797
Crude oil purchases at wellhead (bpd)	178,260	187,129	186,224	186,827
Gross margin per barrel of pipeline throughput (cents) (5)	23.7	21.1	25.7	23.2

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(4)	Includes results from the Partnership’s Texas crude oil pipeline system from the acquisition date, August 1, 2005.

(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.
     An investor call with management regarding our fourth-quarter results is scheduled for Wednesday morning, January 25 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code ID#3976340”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.
     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID#3976340.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 19.4 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,640 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent undivided interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     Note: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s September 30, 2005 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2005. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
- END -